UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2024

FLOWSERVE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

New York	1-13179	31-0267900
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5215 N. O’Connor Blvd., Suite 700, Irving, Texas	75039
(Address of Principal Executive Offices)	(Zip Code)

(972) 443-6500

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.25 Par Value	FLS	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Second Amended and Restated Credit Agreement with Bank of America, N.A., as Administrative Agent

On October 10, 2024 (the “Closing Date”), Flowserve Corporation (the “Company”) amended and restated its credit agreement (the “Second Amended and Restated Credit Agreement”) with Bank of America, N.A., as administrative agent, and the other lenders (together, the “Lenders”) and letter of credit issuers party thereto to (1) retain, from the Existing Credit Agreement (as defined below), the $800.0 million unsecured revolving credit facility (which includes a $750.0 million sublimit for the issuance of letters of credit and a $30.0 million sublimit for swing line loans) and the right, subject to certain conditions including a Lender approving any such increase, to increase the amount of such revolving credit facility by an aggregate amount not to exceed $400.0 million and (2) provide an amortizing $500 million total unsecured term loan facility inclusive of the previous $175 million term loan amounts outstanding, and a maturity date for the both the revolving loan and the term loan of October 10, 2029.

On the Closing Date, approximately $500.0 million was drawn under the Second Amended and Restated Credit Agreement to fund, in part, the previously announced acquisition of MOGAS Industries and to refinance existing Company borrowings under the previous credit facility. As of the Closing Date, the Company had approximately $50.0 million of revolving loans outstanding, $175.0 million of term loan amount remaining and approximately $134.8 million of outstanding letters of credit under the Company’s then-existing Amended and Restated Credit Agreement dated as of September 13, 2021, as amended, among the Company, Bank of America, N.A., as administrative agent, swing line lender and a letter of credit issuer, and the other lenders and letter of credit issuers party thereto (the “Existing Credit Agreement”). In connection with the amendment and restatement of the Existing Credit Agreement on the Closing Date, the Company’s outstanding letters of credit under the Existing Credit Agreement were transferred to be under the Second Amended and Restated Credit Agreement. Future draws under the Second Amended and Restated Credit Agreement will be subject to various conditions, including the absence of defaults under the Second Amended and Restated Credit Agreement.

The interest rates per annum applicable to the revolving credit facility under the Second Amended and Restated Credit Agreement (other than in respect of swing line loans), and the term loan will be adjusted Term Secured Overnight Financing Rate (“Adjusted Term SOFR”) plus between 1.000% to 1.750%, depending on the Company’s debt rating by either Moody’s Investors Service, Inc. (“Moody’s”) or Standard & Poor’s Financial Services LLC (“S&P”), or, at the option of the Company, the Base Rate (as defined in the Second Amended and Restated Credit Agreement) plus between 0.000% to 0.750% depending on the Company’s debt rating by either Moody’s or S&P. As of the Closing Date, the initial interest rate on the revolving credit facility and the term loan facility under the Second Amended and Restated Credit Agreement was the Adjusted Term SOFR plus 1.375% in the case of Adjusted Term SOFR loans and the Base Rate plus 0.375% in the case of Base Rate loans. Beginning on the Closing Date, a commitment fee will be payable quarterly in arrears on the daily unused portions of the revolving facility under the Second Amended and Restated Credit Agreement. The commitment fee will be between 0.080% and 0.250% of unused amounts under the revolving credit facility depending on the Company’s debt rating by either Moody’s or S&P.

The Second Amended and Restated Credit Agreement includes customary representations and warranties, affirmative and negative covenants, and events of default, including maintenance of consolidated net leverage ratios and interest coverage. If an event of default occurs and is continuing, the Lenders have the right to declare all outstanding loans immediately due and payable.

The foregoing description of the Second Amended and Restated Credit Agreement does not purport to be a complete statement of the parties’ rights and obligations under the Second Amended and Restated Credit Agreement and the transactions contemplated therein, and is qualified in its entirety by reference to the Second Amended and Restated Credit Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 1.02 Termination of a Material Definitive Agreement.

The disclosures required by this Item 1.02 are incorporated herein by reference to the disclosures set forth above under Item 1.01 regarding the termination of the Existing Credit Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures required by Item 2.03 are incorporated herein by reference to the disclosures contained under Item 1.01 above.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Second Amended and Restated Credit Agreement, dated as of October 10, 2024, among Flowserve Corporation, Bank of America, N.A., as swing line lender, a letter of credit issuer and administrative agent, and the other lenders and letter of credit issuers referred to therein.

104	Cover Page Interactive Data File (embedded within the Inline XBRL Document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOWSERVE CORPORATION

Dated: October 10, 2024	By:	/s/ Amy B. Schwetz
Amy B. Schwetz
Senior Vice President, Chief Financial Officer